EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On September 29, 2004, Java Express, Inc. acquired the business and operations of K-Com Business Coaching Corp. See “The Merger”.  The following unaudited pro forma condensed combined financial statements are based on the March 31, 2004 historical financial statements of Java Express, Inc. and K-Com Business Coaching Corp. contained elsewhere herein, giving effect to the transaction under the purchase method of accounting, with Java Express, Inc. treated as the acquiring entity for financial reporting purposes.

 The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2004 presents the results of operations of the Surviving Corporation, assuming the merger was completed on April 1, 2003. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2004 presents the results of operations of the Surviving Corporation, assuming the merger was completed on April 1, 2004.

The unaudited pro forma condensed combined financial statements have been prepared by management of Java Express, Inc. and K-Com Business Coaching Corp. based on the financial statements included elsewhere herein.  The pro forma  adjustments include certain assumptions and preliminary estimates as discussed in the accompanying notes and are subject to change.  These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.  These pro forma financial statements should be read in conjunction with the accompanying notes and the historical financial information of Java Express, Inc. and K-Com Business Coaching Corp.(including the notes thereto) included in this Form.  See "FINANCIAL STATEMENTS."

UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2004

		K-Com
		Business		Pro Forma
	Java Express,	Coaching	Pro Forma	Combined
	Inc.	Corp.	Adjustments	Balance

Revenues	$ -	$ 85,742	$ -	$ 85,742

Expenses:
General & Administrative	79,589	154,897	-	234,486
Total Operating Expenses	79,589	154,897	-	234,486

Net Operating Income (Loss)	(79,589)	(69,155)	-	(148,744)

Other Income (Expense)
Interest	(207)	-	-	(207)
Misc Income	2,300	-	-	2,300
Gain on Sale of Equipment	5,735	-	-	5,735

Net Income (Loss)	$ (71,761)	$ (69,155)	$ -	$ (140,916)

Loss Per Share	$ (0.02)	$ (692.00)	$ -	$ (0.02)

Weighted Average Shares Outstanding	4,482,319	100	1,199,900	5,682,319

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004

		K-Com
		Business			Pro Forma
	Java Express,	Coaching	Pro Forma		Combined
	Inc.	Corp.	Adjustments		Balance

Revenues	$ -	$ 82,000	$ -		$ 82,000

Expenses:
Sales & Marketing	-	35,880	-		35,880
General & Administrative	49,027	88,105	-		137,132
Total Operating Expenses	49,027	123,985	-		173,012

Net Operating Income (Loss)	(49,027)	(41,985)	-		(91,012)

Other Income (Expense)
Interest	(1,307)	-	-		(1,307)
Write Off of Worthless Investment	-	(73,620)	-		(73,620)
Gain on Sale of Equipment	4,686	-	-		4,686

Net Income (Loss)	$ (45,648)	$ (115,605)	$ -		$ (161,253)

Loss Per Share	$ 0.01)	$ (0.44)	$ -		$ (0.03)

Weighted Average Shares Outstanding	4,501,000	260,260	939,740	A	5,701,000

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)

General

In the acquisition involving Java Express, Inc. and K-Com Business Coaching Corp., Java Express, Inc. acquired the business and operations of K-Com Business Coaching Corp.  Under the Plan of Acquisition, K-Com Business Coaching Corp.’s  Common Stock shareholders  received 1,200,000 shares of Java Express, Inc.’s Common Stock. As a result of the acquisition, Java Express, Inc. now owns 100% percent of the outstanding stock of K-Com Business Coaching Corp.

(2)

Fiscal Year Ends

The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2004 and for the six months ended September 30, 2004, include Java Express, Inc. and K-Com Business Coaching Corp. operations on a common fiscal year.

(3)

Pro Forma Adjustments

The adjustments to the accompanying unaudited pro forma condensed combined statements of operations are described below:

(A) Record acquisition of K-Com Business Coaching by increasing number of shares outstanding of K-Com Business Coaching to 1,200,000 shares, the number of shares exchanged between K-Com and Java Express.

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